RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                              GERALD STEVENS, INC.

                                     -------

         The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Florida Business Corporation Act.

         FIRST:  The name of the corporation is GERALD STEVENS, INC.

         SECOND: The street address of the principal office of the Corporation is 301 East Las Olas Boulevard, Suite 300, Fort Lauderdale, Florida 33301.

         THIRD: The total number of shares that the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share, and Six Hundred Thousand (600,000) shares of Preferred Stock, par value $10.00 per share.

         The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

         (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

         (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

         (c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

         (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

         (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

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         (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

         (g) Any other relative rights, preferences and limitations of that series.

         FOURTH: The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

         FIFTH: The street address of the initial registered office of the Corporation in the State of Florida is c/o Corporation Service Company, 1201 Hays Street, Tallahassee, Florida 32301.

         The name of the initial registered agent of the Corporation at the said registered office is Corporation Service Company.

         The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

         SIXTH:  The name and the address of the incorporator are:

         NAME                            ADDRESS
         ----                            -------

         Jeffrey M. Mattson              301 East Las Olas Boulevard, Suite 300
                                         Fort Lauderdale, Florida 33301

         SEVENTH: The purposes for which the Corporation is organized are as follows:

         To engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

         EIGHTH:  The duration of the Corporation shall be perpetual.

         NINTH: No contract or transaction between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose.

         TENTH: In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders to alter and repeal Bylaws made by the Board of Directors.

         ELEVENTH: To the maximum extent permitted by the Florida Business Corporation Act as the same exists or may hereafter be amended, no director of this Corporation shall be liable to the Corporation or its shareholders for monetary damages arising by reason of actions or omissions constituting a breach of fiduciary duty as a director.

         TWELFTH: The Corporation expressly elects not to be governed by Section
607.0901 of the Florida Business Corporation Act.

         THIRTEENTH: The Corporation expressly elects not to be governed by
Section 607.0902 of the Florida Business Corporation Act.


Signed on March 22, 2000.

                                                /s/ Jeffrey M. Mattson
                                                --------------------------------
                                                Jeffrey M. Mattson, Incorporator


Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                           CORPORATION SERVICE COMPANY

                                           By:
                                              ----------------------------------

                                           Date:
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